Exhibit 99.1

ACME UNITED CORPORATION NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE   October 21, 2020

ACME UNITED REPORTS 17% SALES INCREASE AND 49% NET INCOME INCREASE FOR THIRD QUARTER OF 2020

FAIRFIELD, CT – October 21, 2020 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended September 30, 2020 were $43.3 million compared to $37.0 million in the third quarter of 2019, an increase of 17%. Net sales for the nine months ended September 30, 2020 were $123.1 million, compared to $108.6 million in the same period in 2019, an increase of 13%.

Acme United’s revenues in the third quarter and nine months ended September 30, 2020 included approximately $1.2 million and $3.3 million, respectively, from the sales of First Aid Central products.  The Company acquired the assets of Canadian-based First Aid Central, Inc. on January 7, 2020.

Net income was $1,579,000 or $0.46 per diluted share for the quarter ended September 30, 2020 compared to $1,059,000, or $0.30 per diluted share, for the comparable period last year, an increase of 49% in net income and 53% in diluted earnings per share.  Net income for the nine months ended September 30, 2020 was $6,055,000, or $1.75 per diluted share, compared to $4,537,000, or $1.32 per diluted share, in last year’s same period, an increase of 33% in net income and diluted earnings per share

Chairman and CEO Walter C. Johnsen said, “We achieved very strong results in our third quarter by successfully managing and executing across all of our markets under very difficult circumstances.  As in the second quarter of 2020, Acme United benefited from market share gains in first aid and safety supplies, Westcott craft cutting products, Camillus hunting and Cuda fishing products, and e-commerce sales. We have also successfully shifted our business to support mass market and e-commerce customers, which has compensated for weak sales to offices, schools, restaurants, and other businesses adversely impacted by the COVID-19 pandemic.

Mr. Johnsen added, “We are grateful for the focus and dedication of our associates who have produced and shipped our products under very challenging circumstances.  Our performance this quarter reflects their hard work.”

For the third quarter of 2020, net sales in the U.S. segment increased 12% compared to the same period in 2019 mainly attributable to strong sales of first aid and safety products, primarily due to continued market share gains in the industrial, safety, home improvement, mass market and e-commerce channels. In addition, there was a surge in demand for first aid and safety products related to COVID-19.  These sales amounted to approximately $1.5 million in the third quarter and $3.0 million for the nine months ended September 30, 2020.  Net sales for the nine months ended September 30, 2020 increased 11%.

European net sales for the third quarter of 2020 increased 35% in U.S. dollars and 32% in local currency compared to the third quarter of 2019.  Net sales for the nine months ended September 30, 2020 increased 17% in both U.S. dollars and local currency compared to the first nine months of 2019.  The increases for both the quarter and nine months were mainly due to growth in sales of Westcott cutting products and Camillus knives in the e-commerce channel and continued growth of DMT sharpening products.

Net sales in Canada, excluding First Aid Central products, for the third quarter of 2020 increased 25% in both U.S. dollars and local currency compared to the same period in 2019 primarily due to an easing of COVID-19 lockdown restrictions and a shift of back-to-school sales from the second quarter to the third quarter.  Net sales for the nine months ended September 30, 2020 decreased 10% in both U.S. dollars and local currency compared to the first nine months of 2019.

Gross margin was 34.5% in the third quarter of 2020 versus 35.5% in the comparable period last year mainly due to incurring COVID-19 related costs.  Gross margin was 36.2% in the nine months ended September 30, 2020, compared to 36.6% in the same period in 2019.

The Company’s debt less cash on September 30, 2020 was $34.4 million compared to $35.9 million on September 30, 2019.  During the twelve-month period ended September 30, 2020, the Company paid approximately $2.1 million for the acquisition of the assets of First Aid Central, distributed $1.6 million in dividends on its common stock, and generated $6.5 million in free cash flow. Inventory increased approximately $9 million due to anticipated growth in our business as well as the acquisition of product to offset the impact of potential supply chain interruptions related to COVID-19.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Wednesday, October 21, 2020, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 800-353-6461. International callers may dial 334-323-0501. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®,  First Aid Central®,  PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including the impact that the global COVID-19 pandemic has had and will continue to have on the Company’s business, operations and financial results.  These include the severity and duration of the pandemic, including whether there is a “second wave,” the effect of measures taken by the Company to limit the spread of the disease at our offices and distribution centers, further actions that may be taken by governmental authorities or by businesses or individuals on their own initiative in response to the pandemic, the pace of recovery when an effective vaccine is widely available or when the pandemic otherwise subsides and the heightened impact the pandemic has on many of the risks described herein, including without limitation risks relating to the on-going world-wide economic downturn and disruptions in our supply chain,, any of which could adversely impact the Company’s ability to manufacture, source or distribute its products, both domestically and internationally.

These risks and uncertainties further include, without limitation, the following:  (i) changes in the Company’s plans, strategies, objectives, expectations and intentions,  which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition, (v) the impact of technological changes including specifically the growth of online marketing and sales activity; (vi) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vii) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (viii) currency fluctuations; (ix) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (x) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2020

(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	September 30, 2020	September 30, 2019
Net sales	$43,316	$36,995
Cost of goods sold	28,360	23,861
Gross profit	14,956	13,134
Selling, general, and administrative expenses	12,832	11,408
Operating income	2,124	1,726
Interest expense	173	478
Interest income	(5)	(9)
Interest expense, net	168	469
Other (income) expense, net	(35)	40
Total other expense, net	133	509
Income before income tax expense	1,991	1,217
Income tax expense	412	158
Net income	$1,579	$1,059

Shares outstanding - Basic	3,340	3,352
Shares outstanding - Diluted	3,461	3,486

Earnings per share - Basic	$0.47	$0.32
Earnings per share - Diluted	0.46	0.30

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2020 (cont.)

(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in 000's except per share data	September 30, 2020	September 30, 2019
Net sales	$123,133	$108,585
Cost of goods sold	78,594	68,877
Gross profit	44,539	39,708
Selling, general, and administrative expenses	36,023	32,679
Operating income	8,516	7,029
Interest expense	742	1,491
Interest income	(20)	(28)
Interest expense, net	722	1,463
Other expense, net	2	52
Total other expense, net	724	1,515
Income before income tax expense	7,792	5,514
Income tax expense	1,737	977
Net income	$6,055	$4,537

Shares outstanding - Basic	3,343	3,352
Shares outstanding - Diluted	3,454	3,446

Earnings per share - Basic	$1.81	$1.35
Earnings per share - Diluted	1.75	1.32

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

THIRD QUARTER REPORT 2020

(Unaudited)

Amounts in 000's	September 30, 2020	September 30, 2019
Assets:
Current assets:
Cash and cash equivalents	$3,031	$5,698
Accounts receivable, net	32,154	30,635
Inventories	48,351	38,970
Prepaid expenses and other current assets	2,142	1,787
Total current assets	85,678	77,090

Property, plant and equipment, net	14,341	14,006
Operating lease right of use asset	2,190	2,123
Intangible assets, less accumulated amortization	16,072	16,107
Goodwill	4,696	4,696
Other assets	40	202
Total assets	$123,017	$114,224

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$9,251	$7,217
Operating lease liability - short term	847	920
Mortgage payable - short term	267	267
Other accrued liabilities	13,376	8,202
Total current liabilities	23,741	16,606
Long term debt	30,703	38,125
Note Payable (PPP)	3,508	—
Mortgage payable - long term	2,978	3,244
Operating lease liability - long term	1,422	1,210
Other non-current liabilities	69	15
Total liabilities	62,421	59,200
Total stockholders' equity	60,596	55,024
Total liabilities and stockholders' equity	$123,017	$114,224